Exhibit (a)(20)

AMENDMENT NO. 19
TO THE
DECLARATION OF TRUST
OF
GOLDMAN SACHS TRUST

     This AMENDMENT NO 19 to the AGREEMENT AND DECLARATION OF TRUST (the “Declaration”) as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the “Trust”) is made by the Trustees named below as of August 1, 2002:

     RESOLVED, that the termination of the Goldman Sachs Trust’s Conservative Strategy Portfolio, be, and it hereby is, ratified, confirmed and approved;

     FURTHER RESOLVED, that the Agreement and Declaration of Trust be amended for the purpose of abolishing and terminating the Goldman Sachs Trust Conservative Strategy Portfolio; and

     FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

/s/ Ashok N. Bakhru Ashok N. Bakhru as Trustee and not individually

/s/ Patrick T. Harker Patrick T. Harker as Trustee and not individually

/s/ Mary P. McPherson Mary P. McPherson as Trustee and not individually

/s/ Wilma J. Smelcer Wilma J. Smelcer as Trustee and not individually

/s/ Richard P. Strubel Richard P. Strubel as Trustee and not individually

/s/ David B. Ford David B. Ford as Trustee and not individually

/s/ Alan A. Shuch Alan A. Shuch as Trustee and not individually

/s/ Kaysie P. Uniacke Kaysie P. Uniacke as Trustee and not individually